August 5, 2010

Syntroleum Corporation
5416 S. Yale, Suite 400
Tulsa, Oklahoma 74135
Re:	Syntroleum Corporation;

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Syntroleum Corporation, a Delaware corporation (the “Company”), and are rendering this opinion in connection with a prospectus supplement, dated August 5, 2010 (the “Prospectus Supplement”), relating to the Company’s Registration Statement on Form S-3 (File No. 333-157879)(the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the issuance to Energy Opportunity, Ltd., a business company incorporated under the laws of the British Virgin Islands (“Energy”), of 1,058,201 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the Prospectus Supplement, (ii) the Common Stock Purchase Agreement filed as Exhibit 10.87 to the Current Report on Form 8-K of the Company filed on June 14, 2010, (iii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. We have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, the truthfulness of all statements of fact contained therein, and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto, other than the Company.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the laws of the State of Oklahoma, and to the limited extent set forth herein, the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect, and have made such inquiries as we considered necessary to render our opinion. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, we are of the opinion that (i) the Common Stock, when sold in accordance with the Registration Statement and the Prospectus Supplement, will be duly authorized, validly issued, fully paid and non-assessable, (ii) the Company has a sufficient number of authorized shares to issue the Common Stock pursuant to the Common Stock Purchase Agreement and (iii) the Company’s Board of Directors has approved the issuance of the Common Stock pursuant to the Common Stock Purchase Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Opinions” in the Prospectus Supplement constituting part of the Registration Statement.

Very truly yours,

/s/ Hall, Estill, Hardwick, Gable,

Golden & Nelson, P.C.